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                                                                    News Release


[FIRST FINANCIAL CORPORATION LOGO]

One First Financial Plaza, Terre Haute, IN 47807  o  (812) 238-6000

FOR IMMEDIATE RELEASE                         For more information contact:
October 21, 2005                              Michael A. Carty at (812) 238-6264

  FIRST FINANCIAL CORPORATION REPORTS THIRD QUARTER EARNINGS OF $.47 PER SHARE

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ:THFF) today announced results for the third quarter of 2005 with net income for the three-month period ended September 30, 2005 of $6.3 million or $.47 per share. Earnings for the nine months ended September 30, 2005 were $17.6 million. The earnings for the third quarter represent a $1.3 million improvement from the second quarter of 2005.

Non-interest income for the three months ended September 30, 2005 was $8.8 million or 7.5% greater than the $8.2 million for the same period of 2004. This was a $1.0 million increase over the second quarter of 2005. Year-to-date non-interest income for 2005 was $24.3 million. Non-interest expense for the three months ended September 30, 2005 was virtually identical to the same period of 2004. Reflecting benefits from the consolidation of subsidiaries, year-to-date non-interest expense for 2005 was $47.1 million, down from the $47.3 million for the same period of 2004. During the third quarter consolidation of the last subsidiary bank was accomplished.

Deposits at September 30, 2005 were $1.487 billion compared to $1.433 billion at September 30, 2004. This represents a 3.8% increase. Loans were down 3.0% to $1.424 billion from $1.468 billion at September 30, 2004. This $43.6 million decrease was primarily the result of mortgage loans sold, which reduced the loan portfolio by $41.1 million. Commercial loans identified in the second quarter as available for sale also were sold, which reduced loans outstanding by $12.1 million.

The Corporation's net interest income for the three months ended September 30, 2005 was $18.7 million compared to $17.8 million for the same period of 2004. Net interest income for the nine months ended September 30, 2005 was $55.3 million or 3.3% greater than the $53.5 million for the same period of 2004. The net interest margin increased to 3.91% for the nine months ended September 30, 2005 from 3.77% for the same period in 2004. This 3.7% increase was driven primarily by growth in the yield on earning assets, which outpaced the average cost of funds.

First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

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                           FIRST FINANCIAL CORPORATION

          FOR THE QUARTER AND THE NINE MONTHS ENDING SEPTEMBER 30, 2005
                                    Unaudited
               (Dollar amounts in thousands except per share data)

                                                   09/30/05        09/30/04        CHANGE       % CHANGE
YEAR TO DATE INFORMATION:

Net Income                                          $17,626         $22,989      $(5,363)        -23.33%
Earnings Per Average Share                            $1.31           $1.70       $(0.39)        -22.94%
Return on Assets                                      1.09%           1.38%        -0.29%        -21.01%
Return on Equity                                      8.62%          11.62%        -3.00%        -25.82%
Net Interest Margin                                   3.91%           3.77%         0.14%          3.71%
Net Interest Income                                 $55,306         $53,533        $1,773          3.31%
Non-Interest Income                                 $24,346         $29,091      $(4,745)        -16.31%
Non-Interest Expense                                $47,083         $47,279        $(196)         -0.41%
Loan Loss Provision                                  $8,614          $6,069        $2,545         41.93%
Net Charge Offs                                     $12,238          $4,602        $7,636        165.93%
Efficiency Ratio                                     56.54%          57.16%        -0.62%         -1.09%


QUARTER TO DATE INFORMATION:

Net Income                                           $6,323          $5,975          $348          5.82%

Earnings Per Average Share                            $0.47           $0.44         $0.03          6.82%
Return on Assets                                      1.16%           1.08%         0.08%          7.41%
Return on Equity                                      9.32%           9.05%         0.27%          2.98%
Net Interest Margin                                   3.83%           3.77%         0.06%          1.59%
Net Interest Income                                 $18,685         $17,847          $838          4.70%
Non-Interest Income                                  $8,807          $8,193          $614          7.49%
Non Interest Expense                                $15,965         $15,875           $90          0.57%
Loan Loss Provision                                  $2,608          $2,223          $385         17.32%
Net Charge Offs                                      $3,878          $1,332        $2,546        191.14%
Efficiency Ratio                                     55.76%          58.00%        -2.24%         -3.86%


BALANCE SHEET:

Assets                                           $2,175,265      $2,184,724      $(9,459)         -0.43%
Deposits                                         $1,486,578      $1,432,577       $54,001          3.77%
Loans                                            $1,424,495      $1,468,044     $(43,549)         -2.97%
Shareholders' Equity                               $272,490        $269,474        $3,016          1.12%
Book Value Per Share                                 $20.37          $19.96         $0.41          2.06%
Average Assets                                   $2,158,204      $2,216,600     $(58,396)         -2.63%